Exihbit (a)(1)(C)

Offer to Purchase for Cash
976,212 Ordinary Shares
of
RADVISION Ltd.
at
$7.30 Net Per Share
by
Radvision Ltd.

The Initial Offer Period and withdrawal rights will expire at 10:00 a.m., New York time, and 5:00 p.m., Israel time, on Thursday, September 2, 2010, unless the Offer is extended.

July 27, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by RADVISION Ltd. ("Radvision," or the “Purchaser”), to act as Information Agent in connection with

●
Radvision’s offer to purchase 976,212 ordinary shares, par value NIS 0.10 per share (the “Shares”) of Radvision, constituting 5.0% of the voting power of Radvision, at a price of $7.30 per Share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms of, and subject to the conditions to, the Offer to Purchase, dated as of the date hereof (the “Offer to Purchase”) and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) enclosed herewith; and

●
an Extraordinary General Meeting of shareholders of Radvision, to be held at 10:00 a.m. (Israel time) on Tuesday, August 31, 2010, for the purpose of ratifying and approving the Offer (the “Meeting”). Please note that a (i) Notice of Extraordinary General Meeting of Shareholders, (ii) Proxy Statement and (iii) Proxy Card, all to be filed with the Securities and Exchange Commission on August 2, 2010, relating to such Meeting, will be mailed to you separately on or about August 4, 2010.

The descriptions of the Offer and the Meeting in this letter is only a summary and is qualified by the information set forth in the enclosed Offer to Purchase, Letter of Transmittal and Proxy Statement.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

We urge you to contact your clients as promptly as possible.  Please note that

●
Proxies for the Meeting must be received by Radvision no later than 10:00 a.m. (Israel time) on Sunday, August 29, 2010 to be validly included in the tally of Shares voted at the Meeting.  The proxies will be sent to you separately on or about August 4, 2010; and

●
the initial period of the Offer and withdrawal rights expire at 10:00 a.m., New York time, and 5:00 p.m., Israel time on Thursday, September 2, 2010 (the “Initial Completion Date”), unless the Offer is extended.

The Offer and the Meeting

Your attention is directed to the following:

1. The Offer price is $7.30 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

2.  Payments to tendering shareholders will be subject to Israeli withholding tax at the fixed rate of 20% for individuals and 25% for entities of the gross proceeds payable to them pursuant to the offer, unless the shareholder is entitled to an exemption or a different withholding rate.  Israeli tax will not be withheld from a tendering shareholder who certifies on the enclosed “Declaration of Status for Israeli Income Tax Purposes” that the shareholder

●	is not a resident of Israel, and
●	acquired their Radvision shares on or after Radvision’s initial public offering on Nasdaq on March 14, 2000.

See “Israeli Withholding Tax” below and Section 5 of the Offer to Purchase.

3. The Offer is being made for 5.0% of the Radvision voting power (currently 976,212 Shares).

4. Shareholders may tender their Shares or deliver Notices of Objection until 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date (unless the Offer is extended by the Purchaser). The period from the commencement of the Offer until the Initial Completion Date (as may be extended by the Purchaser) is referred to as the Initial Offer Period.

5. Promptly following the Initial Completion Date, the Purchaser will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser.  As required by Israeli law, if the conditions to the Offer are satisfied or, subject to applicable law, waived by the Purchaser and if, with respect to each Share held by a shareholder:

●	such shareholder has not yet responded to the Offer,
●	such shareholder has notified the Purchaser (through you) of his or her objection to the Offer, or
●	such shareholder has tendered such Share (through you) but has withdrawn (through you) such tender prior to the Initial Completion Date,

such shareholder will be afforded an additional five calendar-day period following the Initial Completion Date, during which he or she may tender such Share.  This additional period is referred to as the Additional Offer Period.  These dates will change if the Purchaser decides to extend the Initial Offer Period. Shareholders may withdraw any previously tendered Shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period.  See "Introduction," Section 1, Section 3 and Section 4 of the Offer to Purchase.

If, with respect to all or any portion of his or her Shares, a shareholder objects to the Offer during the Initial Offer Period and the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser, such shareholder may tender such Shares during the Additional Offer Period.

6. A (i) Notice of Extraordinary General Meeting of Shareholders, (ii) Proxy Statement and (iii) Proxy Card, all to be filed with the Securities and Exchange Commission on August 2, 2010, relating to the Meeting, will be mailed to you separately on or about August 4, 2010.  At the Meeting, the shareholders of Radvision will be asked to approve the Offer.  Approval of the Offer will require a special majority of the holders (the affirmative vote of the holders of a majority of the Shares present and voted on the matter, provided that either (i) such majority includes at least one-third of the votes of shareholders voted on the matter who do not have a personal interest in the Offer or (ii) the total number of votes against the Offer of shareholders voted on the matter who do not have a personal interest in the Offer does not exceed one percent of Radvision’s voting power).

7. Conditions to the Offer include, among other things, that:

-
prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, there shall have been validly tendered and not properly withdrawn Shares representing 5.0% of the issued and outstanding shares and voting power of Radvision on the Initial Completion Date (currently, 976,212 Shares);

-
as required by Israeli law, at 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Shares validly tendered and not properly withdrawn must be greater than the number of Shares represented by Notices of Objection to the Offer; and

-	the shareholders of Radvision shall have approved the Offer at the Meeting.

The Offer is not conditioned on the availability of financing or the approval of the board of directors of Radvision. Please see Section 10 of the Offer to Purchase, which sets forth in full the conditions to the Offer and specifies those conditions to the Offer that are waiveable by the Purchaser.

8. If more than 976,212 Shares are validly tendered and not properly withdrawn prior to the expiration of the Additional Offer Period (the "Final Expiration Date"), the Purchaser will purchase 976,212 Shares on a pro rata basis from all tendering shareholders.  In these circumstances, the number of Shares that the Purchaser will purchase from each tendering shareholder will be based on the total number of Shares validly tendered and not properly withdrawn by all shareholders prior to the Final Expiration Date.

9. Promptly following the Final Expiration Date, the Purchaser will announce the results of the Offer and the proration factor, if any.  If the Purchaser is unable to promptly determine the final proration results, the Purchaser will announce the preliminary results.  Shares accepted for payment pursuant to the Offer will be paid promptly following the calculation of the final proration factor.

Israeli Withholding Tax

If your client determines to tender his or her Shares in the Offer, you should also request instructions as to whether he or she is eligible for (i) an exemption from Israeli withholding tax by completing the enclosed Declaration of Status for Israeli Income Tax Purposes, or (ii) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate and provide you with the relevant documentations. See Section 2 and Section 5 of the Offer to Purchase.

The Purchaser, with the assistance of American Stock Transfer & Trust Company (the “U.S. Depositary”) and the Depository Trust Company (“DTC”), has established a procedure whereby, if (and only as long as you may tender the Shares on behalf of your clients pursuant to the Offer) you tender Shares in the Offer through DTC, you will be able to classify, electronically, the Shares into the following categories: (1) Shares that are tendered on behalf of your clients who certified to you, by completing the Declaration Form, that they are eligible for an exemption from Israeli withholding tax (“Category One Shares”), and (2) Shares that are tendered on behalf of your clients who are not eligible for such exemption.

        By so classifying, through such DTC system, you will be deemed to certify to the U.S. Depositary and to the Purchaser that based on a careful review of the Declaration Forms received by you, the Shares that you classified as Category One Shares, are held by non-Israeli residents and/or Eligible Israeli Broker(s).  You are reminded that the ITA may have the right to audit the Declaration Forms, and if you refuse, Israeli withholding tax may be imposed. If you fail to meet the deadlines for tendering shares in the offer, make untimely classifications or make incorrect classifications, you will be required to claim any withholding tax directly from the ITA.

For further details, you may approach either us or DTC.

Notice of Objection

Under Israeli law, the holders of Shares may respond to the Offer by accepting the Offer and tendering all or any portion of their Shares in accordance with the Offer to Purchase or by notifying the Purchaser of their objection to the Offer by executing and delivering Notices of Objection.  Alternatively, they may simply not respond to the Offer and not tender their Shares. It is a condition to the Offer that, at 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Shares tendered in the Offer is greater than the number of shares represented by Notices of Objection.  If this and the other conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser, shareholders will be afforded an additional five calendar days to tender their Shares in the Offer, but Notices of Objection will no longer be accepted. See Section 3 of the Offer to Purchase.

IMPORTANT: IF A SHAREHOLDER SUBMITS A NOTICE OF OBJECTION WITH RESPECT TO HIS OR HER SHARES AND THEREAFTER DELIVERS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS THOSE SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION. SIMILARLY, IF A SHAREHOLDER SUBMITS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS HIS OR HER SHARES AND THEREAFTER HE OR SHE DELIVERS TO YOU A NOTICE OF OBJECTION WITH RESPECT TO THOSE SHARES, PLEASE DISREGARD THE LETTER OF TRANSMITTAL.  IF A SHAREHOLDER SUBMITS A LETTER OF TRANSMITTAL AND A NOTICE OF OBJECTION CONCURRENTLY WITH RESPECT TO THE SAME SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION.

Client Documents

Enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, are copies of the following documents relating to the Offer:

1.           Offer to Purchase;

2.           Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.           A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Offer;

4.           Notice of Objection for your use in objecting to the Offer on behalf of your clients;

5.           Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

6.           Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”); and

7.           Return envelope addressed to American Stock Transfer & Trust Company, as U.S. Depositary.

Additional Information

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates evidencing the Shares (or a confirmation of a book-entry transfer of the shares into the U.S. Depositary’s account at the DTC), (2) the Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent's message (as described in the Offer to Purchase), (3) the Declaration of Status for Israeli Income Tax Purposes and (4) any other required documents. Tender of shares through guaranteed delivery procedures is not allowed.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of shares pursuant to the Offer (other than to the U.S. and Israeli Depositaries, Information Agent and its Israeli counsel).  However, the Purchaser will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will NOT pay or cause to be paid any share transfer taxes payable with respect to the transfer of shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the undersigned at our address and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

ENCLOSURES.

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE PURCHASER, US OR THE U.S. DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.